UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 16, 2016 (May 11, 2016)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Letter Agreements

Valeant Pharmaceuticals North America, LLC, a subsidiary of Valeant Pharmaceuticals International, Inc. (the “Company”), has entered into retention letter agreements with certain members of its executive management team, including Mr. Robert L. Rosiello, Dr. Ari S. Kellen and Ms. Anne C. Whitaker.  The retention letter agreements provide for the following:

Special Retention Award

Each executive will be eligible to receive a special retention cash bonus in an amount equal to $1 million, payable in three installments.  The first 33% will be payable on June 30, 2016, the second 33% will be payable on September 30, 2016 and the final 34% will be payable on December 30, 2016.  In order to receive an installment of the special retention award, the executive must be employed by the Company on the applicable payment date.  In the event the Company terminates the executive’s employment other than for “cause” or the executive resigns with “good reason” prior to the payment of the full balance of the special retention award, any unpaid portion of the special retention award will vest in full and be paid to the executive as soon as administratively practicable, subject to the executive delivering a general release of claims in a form reasonably acceptable to the Company.

The term “good reason” generally means (1) any material reduction in the executive’s current duties, responsibilities, or authority, (2) a requirement that the executive report to someone in a role with less authority than the person to whom the executive reports to currently, (3) any reduction in annual base salary or target bonus opportunity; or (4) any breach by the Company of any material provision of the retention letter or any employment agreement with the executive.  In the event that the executive resigns for good reason pursuant to clause (1) or (2) above prior to December 31, 2016, the executive’s entitlement to payments and benefits under the retention letter agreement will be conditioned on, if requested by the Company, the executive remaining employed and performing duties for the Company until December 31, 2016.

Special Equity Award

On May 12, 2016, each executive received an equity award in the form of Restricted Stock Units (RSUs) in an amount set forth in the table below.  The RSUs will vest in three equal installments with the first installment vesting six months following the date of grant, the second installment vesting twelve months following the date of grant and the third installment vesting eighteen months following the date of grant, provided that the executive is employed on the applicable vesting date.  If the Company terminates the executive’s employment other than for cause or the executive resigns with good reason prior to the RSU award vesting in full, the RSU award will vest on a pro-rata monthly basis with a minimum vesting credit of 6 months, subject to the executive delivering a general release of claims in a form reasonably acceptable to the Company.

Executive	Special Equity Award
Robert L. Rosiello	$2.8 million
Dr. Ari S. Kellen	$3.8 million
Anne C. Whitaker	$1.25 million

Enhanced Severance Benefits

Each executive will be entitled to receive enhanced severance benefits pursuant to the terms of the executive’s employment letter with the Company if the executive is terminated without cause or the executive provides written notice of resignation for good reason within one year from the date of the retention letter agreement.  The executive’s severance will be increased from one (1) times to two (2) times the sum of (i) the executive’s annual base salary and (ii) the executive’s target annual bonus.  In addition, the executive’s continued post-termination welfare coverage period will be increased from a period of one year to a period of two years following the date of termination of employment.

A copy of a form retention letter agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Form of Executive Retention Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert Chai-Onn
Name: Robert Chai-Onn
Title: Executive Vice President, General Counsel, Chief Legal Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Executive Retention Letter Agreement